Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

September 12, 2025

XBP Global Holdings, Inc.

6641 N. Belt Line Road, Suite 100

Irving, Texas 75061

Ladies and Gentlemen:

We have acted as counsel to XBP Global Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, to which this opinion is to be filed as an exhibit (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 77,709,393 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The 77,709,393 shares of Common Stock consist of the offer and resale, from time to time, by the Selling Securityholders of (i) up to an aggregate of 71,076,975 shares of Common Stock (the “Issued Shares”) that were issued or transferred to the Selling Securityholders pursuant to a Chapter 11 plan of reorganization for certain of the Company’s subsidiaries (the “Plan”), that was confirmed by the United States Bankruptcy Court for the Southern District of Texas on June 23, 2025 (the “Confirmation Order”), and (ii) up to 6,632,418 shares of Common Stock (the “Warrant Shares” and collectively with the Issued Shares, the “Shares”) issuable upon exercise of common stock purchase warrants issued to certain subsidiaries of a Selling Securityholder, dated July 29, 2025 (the “Warrants”) pursuant to the Plan.

The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Plan, the Confirmation Order and the Warrants. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s third amended and restated certificate of incorporation, as amended and second amended and restated bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The Issued Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable; and

b)	The Warrant Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms and conditions of the Warrants will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

Sincerely yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP